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                                                                    EXHIBIT 99.1
NEWS RELEASE
                                                                  [TENNECO LOGO]

                     TENNECO REPORTS LIMITED THIRD QUARTER
                             FINANCIAL INFORMATION

         GREENWICH, Conn., October 7, 1999 - Tenneco Inc. (NYSE: TEN) today released limited third quarter 1999 financial information in connection with the ongoing reorganization transactions and financings that are expected to lead up to the tax-free spin-off of Tenneco Packaging and the consequent separation of Tenneco Automotive and Tenneco Packaging into stand-alone public companies in November. The results being reported are before interest and taxes and do not include third quarter results for Tenneco's corporate group, which are expected to be reported October 25, when Tenneco issues its consolidated third quarter earnings.

         Tenneco said its packaging segment's third quarter 1999 revenues were $754 million, up 8 percent over the 1998 third quarter revenue of $701 million. Operating income in the quarter was $71 million, down $15 million from $86 million in the prior year quarter. Packaging's earnings before interest, taxes, depreciation and amortization (EDITDA) declined to $115 million from $124 million a year earlier.

         Packaging's consumer products and foodservices/food packaging business recorded revenues of $534 million, 8 percent higher than the third quarter 1998, due to a combination of unit volume growth and higher selling prices. Operating income of $54 million was $14 million lower than the third quarter 1998, as selling price increases lagged behind a rapid escalation in raw material prices, principally polyethylene. In addition, consumer advertising and promotional expenditures increased to support the growth of the Hefty(R) OneZip(R) product.

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   Protective and flexible packaging third quarter revenues reached $220 million, up 6 percent from $206 million in 1998. Operating income in the period was $20 million, up 11 percent over prior period operating income of $18 million.

   In addition, the packaging segment incurred $3 million of overhead expenses related to the restructuring of the company.

   Based on Packaging's forecast of resin costs and pricing actions, Packaging expects the negative impact on margins from increased resin costs to begin to be offset sometime in the fourth quarter of 1999. However, significant improvement is unlikely until early next year. Since the beginning of the second quarter of 1999, published industry prices for polyethylene (butene) have increased by 80 percent. The company is taking aggressive pricing actions to recover these cost increases, but does not expect a return to normal margins until early next year when resin prices are expected to stabilize and then decline.

   The automotive segment's third quarter 1999 revenues were $816 million compared to $804 million reported in the third quarter of 1998. Automotive's operating income was $67 million compared with $86 million in the prior year quarter. Automotive's EBITDA was $105 million compared to $124 million in the prior year quarter.

   Revenues for Automotive's combined North American operations were $434 million, up 6 percent from the year earlier period. Operating income was $41 million, an improvement of 33 percent from the prior year. A strong position on the solid selling light truck market, strong North American vehicle production and improved operating efficiencies in both the OE and aftermarket contributed to these results.

   Automotive's combined European revenues were $307 million, a decrease of 3 percent over the year earlier quarter. Operating income declined 50 percent to $23 million from $46 million. Increased engineering expense from an accounting change, a shift in the mix of OE
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revenues to lower margin business and softness in the aftermarket ride control business due to private label competition negatively affected European results.

     Automotive's revenues from combined operations in South America, Asia and Australia decreased 7 percent to $74 million compared to $80 million in the third quarter of 1998. Operating income declined 70 percent to $3 million from $10 million. Difficult economic conditions and currency weakness in South America offset solid Australian and improving Asian results.

     As Tenneco indicated in its Form 8-K filed on September 10, 1999, it expects third quarter 1999 income tax expense to include net tax costs of $15 million to $20 million greater than taxes at the statutory rate, related to the repatriation of overseas earnings in connection with the spin-off.

     Tenneco is a $6 billion manufacturing company headquartered in Greenwich, Conn., with 38,000 employees worldwide. Tenneco Automotive is one of the world's largest producers and marketers of ride control and exhaust systems and products, which are sold under the Monroe(R) and Walker(R) global brand names. Among its products are Sense-Trac(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(TM) mufflers and DynoMax(TM) performance exhaust products, and Monroe(R) Clevite(TM) vibration control components. Tenneco Packaging is among the world's leading and most diversified packaging companies. Among its products are Hefty(R) trash bags, Hefty OneZip(R) and Baggies(R) food storage bags, E-Z Foil(R) single-use aluminum cookware and Hexacomb(R) paper honeycomb products.

     Several statements in this press release are forward looking and are identified by the use of forward looking words and phrases, such as "consequent," "expect," "expects," "does not expect," "expected," "to be," "is unlikely," "when," "forecast," "sometime," "to begin," and "until." These forward looking statements are based on the current expectations of the Company (including its subsidiaries). Because forward looking statements involve risks and uncertainties, the Company's plans, actions and actual results could differ materially. Among the factors that could cause plans, actions and results to differ materially from current expectations are: (i) the general political, economic and competitive conditions in markets and countries where the Company and its subsidiaries operate, including currency fluctuations and other risks associated with operating in foreign countries; (ii) governmental actions, including the ability to receive regulatory approvals and the timing of such approvals; (iii) change in capital availability or costs; (iv) results of analysis regarding plans and strategic alternatives; (v) changes in consumer demand and prices, including decreases in demand for the Company's products and the resulting negative impact on its revenues and margins from such products;
(vi) the cost of compliance with changes in regulations, including environmental regulations; (vii) workforce factors such as strikes or labor interruptions; (viii) material substitutions and increases in the costs of raw materials; (ix) the ability of the Company and its subsidiaries to integrate operations of acquired businesses quickly and in a cost-effective manner; (x) new technologies; (xi) the ability of
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the Company, its subsidiaries and those with whom they conduct business to timely resolve the Year 2000 issue (relating to potential equipment and computer failures by or at the change of the century), unanticipated costs of, problems with, or delays in resolving the Year 2000 issue, and the costs and impacts if the Year 2000 issue is not timely resolved; (xii) changes by the Financing Accounting Standards Board or other accounting regulatory bodies of authoritative generally accepted accounting principles or policies; and (xiii) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the Company and its subsidiaries.


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          Media Relations Contact:      Neil Geary (203) 863-1073
          Investor Relations Contact:   Stan March (203) 863-1117